EXHIBIT 11

         STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                Computation of Per Share Earnings


                                                     Twelve Months Ended
                                                         December 31
                                                     --------------------

                                                     1998            1997
                                                 ----------       ----------
Basic:

Average shares outstanding:                       1,767,064        1,766,007
                                                 ==========       ==========

Net Income                                       $2,331,518       $2,397,560
                                                 ==========       ==========

Net income per share                                  $1.32            $1.36
                                                 ==========       ==========



Diluted:

Average shares outstanding:                       1,767,064        1,766,007

Net effect of the assumed exercise of
stock options based on the treasury
stock method using average market price.              1,636            1,101
                                                 ----------       ----------

Total                                             1,768,700        1,767,108
                                                 ==========       ==========

Net income                                       $2,331,518       $2,397,560
                                                 ==========       ==========

Net income per share                                  $1.32            $1.36
                                                 ==========       ==========